Exhibit 14

                                 CODE OF ETHICS
                                       FOR
                           THE WORLD GOLF LEAGUE, INC.

     This Code of Ethics (the "Code") is adopted by The World Golf League, Inc. (the "Company") for purposes of Section 406 of the Sarbanes-Oxley Act of 2002.

APPLICABILITY OF THE CODE

     The Code applies to the Company's chief executive officer, chief financial officer and principal accounting officer and such other finance, accounting, tax or internal audit personnel as the chief executive officer or chief financial officer may from time to time designate (the "Covered Persons") for the purpose of promoting:

     - Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
     - Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;
     - Compliance with applicable laws and governmental rules and regulations;
     - The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
     -    Accountability  for  adherence  to  the  Code.

     Each Covered Person should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

HONEST AND ETHICAL CONDUCT

     The personal interest of a Covered Person should not be placed improperly before the interests of the Company. A "conflict of interest" occurs when a Covered Person's private interest interferes with the interests of, or the Covered Person's service to, the Company. For example, a conflict of interest would arise if a Covered Person, or a member of the Covered Person's family, receives improper personal benefits as a result of the Covered Person's position with the Company.

     In performing his or her duties, each of the Covered Persons will act in accordance with high standards of honest and ethical conduct including taking appropriate actions to permit and facilitate the ethical handling and resolution of actual or apparent conflicts of interest between personal and professional relationships.

     In addition, each of the Covered Persons will promote high standards of honest and ethical conduct among employees who have responsibilities in the areas of accounting, audit, tax, and financial reporting and other employees throughout the Company.

Each Covered Person must:

     - Not use his or her personal influence or personal relationships for his or her own personal benefit to the detriment of the Company;
     - Not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Person rather than the benefit of the Company; and
     - Report at least annually his or her affiliations or other relationships that could potentially present a conflict of interest with the Company.

FULL, FAIR, ACCURATE, TIMELY, AND UNDERSTANDABLE DISCLOSURE

     In performing his or her duties, each of the Covered Persons will endeavor to promote, and will take appropriate action within his or her areas of responsibility to cause the Company to provide, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the SEC and in other public communications made by the Company. Each Covered Person may, to the extent appropriate within the Covered
Person's area of responsibility and to the extent deemed necessary in the sole discretion of the Covered Person, consult with other officers and employees of the Company with the goal of promoting such disclosure.

     In performing his or her duties, each of the Covered Persons will, within his or her areas of responsibility, engage in, and seek to promote, full, fair and accurate disclosure of financial and other information to, and open and honest discussions with, the Company's outside auditors.

     Each  Covered  Person  must:

     - Become familiar with the disclosure requirements generally applicable to the Company; and
     - Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside of the Company, including to the Company's auditors, and to governmental regulators and self-regulatory organizations.

COMPLIANCE WITH APPLICABLE GOVERNMENTAL LAWS, RULES, AND REGULATIONS

     In performing his or her duties, each of the Covered Persons will endeavor to comply, and take appropriate action within his or her areas of responsibility to cause the Company to comply, with applicable governmental laws, rules, and regulations and applicable rules and regulations of self-regulatory organizations.

     Each of the Covered Persons will promptly provide the Company's general counsel or the Company's board of directors with information concerning conduct the Covered Person reasonably believes to constitute a material violation by the Company, or its directors or officers, of the securities laws, rules or regulations or other laws, rules, or regulations applicable to the Company.

REPORTING VIOLATIONS OF THE CODE

     Each Covered Person will promptly report any violation of this Code to the Company's general counsel or to the Company's board of directors. Failure to do so is itself a violation of the Code.

WAIVER AND AMENDMENT OF THE CODE

     The Company's board of directors, will have the authority to approve a waiver from any provision of this Code. The Company will publicly disclose information concerning any waiver or an implicit waiver of this Code as required by applicable law. A waiver means the approval of a material departure from a provision of this Code. The Company will publicly disclose any substantive amendment of this Code as required by applicable law.

ACCOUNTABILITY FOR ADHERENCE TO THE CODE

     The Company's board of directors will assess compliance with this Code and take immediate and appropriate action on any violations of this Code. If the board of directors delegates the duty to assess compliance with this Code to a committee of the board of directors, such committee will report violations of this Code to the board of directors, and, based upon the relevant facts and circumstances, recommend to the board of directors appropriate action. A violation of this Code may result in disciplinary action including termination of employment.

     Each  Covered  Person  must:

     - Affirm in writing to the board of directors that the Covered Person has received, read and understands the Code;
     - Annually thereafter affirm to the board of directors that the Covered Person has complied with the requirements of the Code; and
     - Not retaliate against any other Covered Person or any employee of the Company or its affiliated persons for reports of potential violations of the Code that are made in good faith.